Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-285086) of our report dated December 19, 2025 relating to the consolidated financial statements of Gouverneur Bancorp, Inc. as of and for the years ended September 30, 2025 and 2024, which report appears in this Annual Report on Form 10-K.

/s/ Bonadio & Co., LLP

Pittsford, New York

December 19, 2025